NEWS RELEASE
Investor Contact: Dustin Stilwell 812.306.2964 dustinstilwell@berryplastics.com	Media Contact: Eva Schmitz 812.306.2424 evaschmitz@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Reports Second Quarter Fiscal 2014 Results

EVANSVILLE, Ind. – May 1, 2014 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for its second quarter fiscal 2014, referred to in the following as the March 2014 quarter:

●	Increased net sales by 5 percent to $1,210 million for the March 2014 quarter compared to $1,150 million in the March 2013 quarter
●	Recorded net income of $12 million ($0.10 per diluted share) for the March 2014 quarter
●	Achieved Operating EBITDA of $191 million for the March 2014 quarter and LTM Adjusted EBITDA of $807 million
●	LTM Adjusted free cash flow of $288 million, representing an 11 percent adjusted free cash flow yield
●	Adjusted net income per share of $0.27 for the March 2014 quarter compared to $0.28 in the March 2013 quarter

"The March 2014 quarter was impacted by challenges related to this year's winter season in the United States and increases in the costs of our raw materials," said Jon Rich, Chairman and CEO of Berry Plastics.  "Despite those effects we still achieved a 5 percent increase in net sales and had similar free cash flow versus the prior year. We took actions on pricing and cost reductions in the quarter and are encouraged by recent increases in demand."

March 2014 Quarter Results
For the March 2014 quarter, the Company’s net sales increased by 5 percent to $1,210 million from $1,150 million in the March 2013 quarter.  The year-over-year increase was primarily attributed to increased selling prices due to higher material costs along with sales from our acquisitions of Graphic Packaging’s Flexible Plastics and Film business and Qingdao P&B.

	Quarterly Period Ended (Unaudited)
Net sales (in millions)	March 29, 2014	March 30, 2013	$ Change	% Change
Rigid Open Top	$256	$257	$(1)	(-)%
Rigid Closed Top	360	353	7	2%
Rigid Packaging	616	610	6	1%
Engineered Materials	368	354	14	4%
Flexible Packaging	226	186	40	22%
Total net sales	$1,210	$1,150	$60	5%

March 2014 Fiscal YTD Results
For March 2014 Fiscal YTD, the Company’s net sales increased by 6 percent to $2,350 million as compared to $2,222 million for the same period of fiscal 2013.  The increase was primarily attributed to increased selling prices due to higher material costs along with sales from our acquisitions of Graphic Packaging’s Flexible Plastics and Film business and Qingdao P&B.

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	Two Quarterly Periods Ended (Unaudited)
Net sales (in millions)	March 29, 2014	March 30, 2013	$ Change	% Change
Rigid Open Top	$517	$516	$1	-%
Rigid Closed Top	692	666	26	4%
Rigid Packaging	1,209	1,182	27	2%
Engineered Materials	710	679	31	5%
Flexible Packaging	431	361	70	19%
Total net sales	$2,350	$2,222	$128	6%

Capital Structure and Adjusted Free Cash Flow
At the close of the March 2014 quarter, the ratio of net debt of $3,817 million to LTM Adjusted EBITDA of $807 million was 4.7x, an improvement of 0.1x from the September 2013 quarter.  The Company’s LTM Adjusted free cash flow was $288 million.

	March 29, 2014	September 28, 2013
(in millions)	(Unaudited)

Term Loans	$2,514	$2,522
Revolving line of credit	—	—
9½% Second Priority Notes	500	500
9¾% Second Priority Notes	800	800
Senior Unsecured Term Loan	18	18
Debt discount, net	(16)	(8)
Capital leases and other	127	114
Total debt	$3,943	$3,946
Less: Cash and cash equivalents	(126)	(142)
Net debt	$3,817	$3,804

Outlook
“In late March we announced that we had entered into agreements to acquire Rexam’s Healthcare Containers and Closures business.  The proposed acquisition is directly aligned with our key strategic initiatives and is expected to be deleveraging after achieving synergies,” stated Rich.

“As we look ahead to the remainder of fiscal 2014, based on trends we are seeing, we believe that business will improve in the coming quarters and despite the earnings challenges we had in our March ending quarter, we are reconfirming our initial plan of $270 million of adjusted free cash flow,” said Rich.

Investor Conference Call
The Company will host a conference call on Friday, May 2, 2014, at 10 a.m. Eastern Time to discuss its second quarter fiscal 2014 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (703) 639-1173 (international), conference ID 1636130.  The call will last approximately one hour.  Interested parties are invited to listen to a live webcast by visiting the Company’s Investor Relations page at www.berryplastics.com.  A replay of the conference call can also be accessed on the Investor Relations page of the website beginning May 2, 2014, at 2 p.m. Eastern Time, to May 10, 2014, by calling (888) 266-2081 (domestic), or (703) 925-2533 (international), access code 1636130.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of over $4.6 billion in fiscal 2013.  With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

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Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as Operating EBITDA, Adjusted EBITDA, Adjusted net income per share and Adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) performance of our business and future operating results; (4) risks related to our acquisition strategy and integration of acquired businesses; (5) reliance on unpatented know-how and trade secrets; (6) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (7) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (8) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks of competition, including foreign competition, in our existing and future markets;(10) general business and economic conditions, particularly an economic downturn; (11) the ability of our insurance to cover fully our potential exposures; (12) risks that our restructuring programs may entail greater implementation costs  or result in lower costs savings than anticipated, and (13) the other factors discussed in the under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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Berry Plastics Group, Inc.
Consolidated Statements of Operations
(Unaudited)
(in millions, except per share data)

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013

Net sales	$1,210	$1,150	$2,350	$2,222
Costs and expenses:
Cost of goods sold	1,023	936	1,987	1,831
Selling, general and administrative	82	75	159	152
Amortization of intangibles	25	27	51	54
Restructuring and impairment charges	3	1	13	6
Operating income	77	111	140	179

Debt extinguishment	2	48	2	64
Other income, net	—	(1)	(1)	(4)
Interest expense, net	57	61	112	131
Income (loss) before income taxes	18	3	27	(12)
Income tax expense (benefit)	6	2	9	(3)
Consolidated net income (loss)	12	1	18	(9)
Net income attributable to noncontrolling interests	—	—	—	—
Net income (loss) attributable to the Company	$12	$1	$18	$(9)
Comprehensive income (loss)	$11	$(4)	$16	$(11)

Net income (loss) per share:	$0.10	$0.01	$0.15	$(0.08)
Basic	0.10	0.01	0.15	(0.08)
Diluted

Weighted-average number of shares outstanding: (in thousands)	116,590	113,034	116,261	112,193
Basic	121,699	118,197	120,543	112,193
Diluted

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Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	March 29, 2014	September 28, 2013
	(Unaudited)
Assets:
Cash and cash equivalents	$126	$142
Accounts receivable, net	470	449
Inventories	626	575
Other current assets	294	171
Property, plant and equipment, net	1,316	1,266
Goodwill, intangibles assets and other long-term assets	2,535	2,532
Total assets	$5,367	$5,135

Liabilities and stockholders' deficit
Current liabilities, excluding debt	755	613
Current and long-term debt	3,943	3,946
Other long-term liabilities	804	772
Non-controlling interest	12	—
Stockholders’ deficit	(147)	(196)
Total liabilities and stockholders' deficit	$5,367	$5,135

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Berry Plastics Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions)

	Two Quarterly Periods Ended
	March 29, 2014	March 30, 2013

Net cash from operating activities	$250	$165

Cash flows from investing activities:
Additions to property, plant and equipment	(114)	(107)
Proceeds from sale of assets	1	2
Acquisitions of businesses, net of cash acquired	(96)	(20)
Net cash from investing activities	(209)	(125)

Cash flows from financing activities:
Proceeds from long-term borrowings	1,126	1,392
Repayment of long-term borrowings	(1,150)	(1,902)
Repayment of note receivable	—	1
Proceeds from issuance of common stock	10	4
Debt financing costs	(11)	(39)
Payment of tax receivable agreement	(32)	(5)
Proceeds from initial public offering	—	438
Net cash from financing activities	(57)	(111)
Effect of exchange rate changes on cash	—	—
Net change in cash and cash equivalents	(16)	(71)
Cash and cash equivalents at beginning of period	142	87
Cash and cash equivalents at end of period	$126	$16

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Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions)

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net sales:
Rigid Open Top	$256	$257	$517	$516
Rigid Closed Top	360	353	692	666
Rigid Packaging	$616	$610	$1,209	$1,182
Engineered Materials	368	354	710	679
Flexible Packaging	226	186	431	361
Total	$1,210	$1,150	$2,350	$2,222
Operating income:
Rigid Open Top	$6	$33	$19	$60
Rigid Closed Top	33	36	63	54
Rigid Packaging	$39	$69	$82	$114
Engineered Materials	32	33	57	57
Flexible Packaging	6	9	1	8
Total	$77	$111	$140	$179
Depreciation and amortization:
Rigid Open Top	$23	$22	$46	$45
Rigid Closed Top	31	33	61	66
Rigid Packaging	$54	$55	$107	$111
Engineered Materials	18	17	37	35
Flexible Packaging	13	13	26	26
Total	$85	$85	$170	$172
Restructuring and impairment charges:
Rigid Open Top	$1	$—	$2	$1
Rigid Closed Top	1	1	1	3
Rigid Packaging	$2	$1	$3	$4
Engineered Materials	1	—	4	1
Flexible Packaging	—	—	6	1
Total	$3	$1	$13	$6
Other operating expenses:
Rigid Open Top	$15	$1	$20	$3
Rigid Closed Top	4	1	7	6
Rigid Packaging	$19	$2	$27	$9
Engineered Materials	1	—	3	3
Flexible Packaging	6	—	10	3
Total	$26	$2	$40	$15
Operating EBITDA:
Rigid Open Top	$45	$56	$87	$109
Rigid Closed Top	69	71	132	128
Rigid Packaging	$114	$127	$219	$237
Engineered Materials	52	51	101	97
Flexible Packaging	25	22	43	39
Total	$191	$200	$363	$373

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Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions, except per share data)

			Four Quarters
	Quarterly Period Ended		Ended
	March 29, 2014	March 30, 2013	March 29, 2014

Net income	$12	$1	$84

Add: interest expense	57	61	225
Add: income tax expense	6	2	40
EBIT (1)	$75	64	$349

Add: depreciation and amortization	85	85	339
Add: restructuring and impairment	3	1	21
Add: extinguishment of debt	2	48	2
Add: other expense	26	2	54
Operating EBITDA (1)	$191	$200	$765

Add: pro forma acquisitions	1		9
Add: unrealized cost savings	5		33
Adjusted EBITDA (1)	$197		$807

Cash flow from operating activities	$78	$78	$549
Additions to property, plant, and equipment, net	(67)	(62)	(229)
Tax receivable agreement payment	—	(5)	(32)
Adjusted free cash flow (1)	$11	$11	$288

Net income per share-diluted	$0.10	$0.01
Restructuring and impairment charges (net of tax)	0.02	0.01
Loss on extinguishment of debt (net of tax)	0.01	0.25
Other expense (net of tax)	0.14	0.01
Adjusted net income per share (1)	$0.27	$0.28

(1) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP. These non-GAAP financial measures are among the indicators used by management to measure the performance of the Company’s operations, and also among the criteria upon which performance-based compensation may be based.  Adjusted EBITDA also is used by our lenders for debt covenant compliance purposes. We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our company’s ability to fund its growth through its generation of cash.

Similar non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Because of these limitations, you should consider the non-GAAP financial measures alongside other performance measures and liquidity measures, including operating income, various cash flow metrics, net income and our other GAAP results.

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